Free Writing Prospectus (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated September 14, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 February 3, 2010

$[—] 100% Principal Protected Knock-Out Notes due February 28, 2013 Linked to the Performance of Gold with Annual Coupon Medium-Term Notes, Series A, No. C-193

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC(Rated AA-/Aa3‡)

Initial Valuation Date:	February 23, 2010‡‡

Issue Date:	February 26, 2010

Final Valuation Date:	February 25, 2013*‡‡

Maturity Date:	February 28, 2013**‡‡‡ (resulting in a term to maturity of approximately 36 months)

Coupon Payment Dates:	The 26th of February of each year, subject to the following business day convention (the final Coupon Payment shall be on the Maturity Date**)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Gold, as described under “Settlement Price” in this free writing prospectus

Knock-out Level:	[—], initial price multiplied by 130%

Knock-Out Event:	A knock-out event occurs if, on any scheduled trading day that is not a Disrupted Day during the observation period (excluding the initial valuation date and including the final valuation date), the closing price of the Reference Asset is greater than the knock-out level.

Coupon Rate:	0.50% - 1.00% per annum** ** The actual Coupon Rate on the Notes will be set on the initial valuation date and will not be less than 0.50%.

Coupon Payment:	On each Coupon Payment Date, a coupon payment will be payable calculated as follows: per $1,000 principal amount note equal to (i) $1,000 multiplied by (ii) the Coupon Rate multiplied by (iii) the actual number of days in the applicable interest period divided by (iv) 365.

Interest Period:	With respect to a Coupon Payment Date, the period from and including (i) in the case of the first Coupon Payment Date, the Issue Date or, in the case of any subsequent Coupon Payment Date, the Coupon Payment Date immediately preceding such Coupon Payment Date, to but excluding (ii) such Coupon Payment Date.

Payment at Maturity:

If (i) the final price is greater than the initial price and (ii) a knock-out event has not occurred, you will receive (a) the principal amount of your Notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

[$1,000 + ($1,000 x Reference Asset Return)]

If (i) the final price is less than or equal to the initial price and (ii) a knock-out event has not occurred, you will receive only the principal amount of your Notes.

In addition to the cash payment described above, on the maturity date, you will also receive the final coupon payment.

If a knock-out event occurs, you will receive the principal amount of your Notes.

In addition to the cash payment described above, on the maturity date, you will also receive the final Coupon Payment.

Your principal is only protected if you hold the Notes to maturity. The maximum payment you will receive at maturity will be 130% plus the coupon payment.

Reference Asset Return:

The percentage change (which may be greater than 0%, equal to 0% or less than 0%) in the closing price of the Reference Asset from and including the initial valuation date to and including the final valuation date, calculated as follows:

Final Price – Initial Price

Initial Price

Knock-Out Event:	A knock-out event occurs if, on any scheduled trading day that is not a Disrupted Day during the observation period (excluding the initial valuation date and including the final valuation date), the closing price of the Reference Asset is greater than the knock-out level.

Observation Period:	The period from and excluding the initial valuation date to and including the final valuation date.

Interest Period:	With respect to a Coupon Payment Date, the period from and including (i) in the case of the first Coupon Payment Date, the Issue Date, or in the case of any subsequent Coupon Payment Date, the Coupon Payment Date immediately preceding such Coupon Payment Date, to but excluding (ii) such Coupon Payment Date.

Initial Price:	US$[—]/troy ounce, representing the settlement price of the Reference Asset on the initial valuation date.***

Final Price:	The settlement price of the Reference Asset on the final valuation date.***

Closing Price:	The settlement price of the Reference Asset on any scheduled trading day from and excluding the Initial Valuation Date to and including the Final Valuation Date.***

Scheduled Trading Day:	A day when the Calculation Agent is open for business in London and New York

Disrupted Day:	Any scheduled trading day on which a market disruption event has occurred.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740JTE0 and US06740JTE00

‡	The Medium-Term Notes Program, Series A, is rated AA- by Standard & Poor’s Rating Services (“S&P”), and the Notes are expected to carry the same S&P rating as the Program rating. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). The Medium-Term Notes Program, Series A, is also rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”); however, because we have not sought a rating from Moody’s for this specific issuance, the Notes will not be rated by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
‡‡	If such day is not a scheduled trading day, then the initial valuation date or the final valuation date, as applicable, will be the next succeeding scheduled trading day.
‡‡‡

If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event as described in “Terms of the Notes—Maturity Date” and under “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference” in the prospectus supplement.
***	See “Settlement Price” in this free writing prospectus for a description of how the settlement price of gold is determined.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement, and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	0.75%	99.25%
Total	$	$	$

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 0.75% of the principal amount of the notes, or $7.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated September 14, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Program is rated AA- by Standard & Poor’s Rating Services (“S&P”), and the Notes are expected to carry the same S&P rating as the Program rating. An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). The Medium-Term Notes Program, Series A, is also rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”); however, because we have not sought a rating from Moody’s for this specific issuance, the Notes will not be rated by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples and table assume an Initial Price of US$1078.50/troy ounce, a knock-out level of US$ 1402.05/troy ounce (130% of the Initial Price), and a Coupon Rate of 0.50%.

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			Knock-out Event Has Not Occurred		Knock-out Event Has Occurred
Final Price (USD/Troy Ounce)	Reference Asset Return (%)	Total Coupon Payments (%)	Payment at Maturity plus total Coupon Payments	Total Return on the Notes	Payment at Maturity plus total Coupon Payments	Total Return on the Notes
2157.00	100.00%	1.50%	N/A	N/A	$1,015.00	1.50%
1887.38	75.00%	1.50%	N/A	N/A	$1,015.00	1.50%
1725.60	60.00%	1.50%	N/A	N/A	$1,015.00	1.50%
1617.75	50.00%	1.50%	N/A	N/A	$1,015.00	1.50%
1563.83	45.00%	1.50%	N/A	N/A	$1,015.00	1.50%
1402.05	30.00%	1.50%	$1,315.00	31.50%	$1,015.00	1.50%
1348.13	25.00%	1.50%	$1,265.00	26.50%	$1,015.00	1.50%
1186.35	10.00%	1.50%	$1,115.00	11.50%	$1,015.00	1.50%
1132.43	5.00%	1.50%	$1,065.00	6.50%	$1,015.00	1.50%
1078.50	0.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%
1024.58	-5.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%
970.65	-10.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%
862.80	-20.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%
754.95	-30.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%
647.10	-40.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%
539.25	-50.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%
431.40	-60.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%
323.55	-70.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%
215.70	-80.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%
107.85	-90.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%
0.00	-100.00%	1.50%	$1,015.00	1.50%	$1,015.00	1.50%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated and also discuss the Coupon Payments.

Example 1:

The highest closing price was 1402.05 during the observation period and the closing price of the Reference Asset increases from an initial price of 1078.50 to a final price of 1402.05. Because a knock-out event has not occurred and the final price of 1402.05 is greater than the initial price of 1078.50, the investor receives a payment at maturity of $1,300 per $1,000 principal amount Note calculated as follows:

[$1,000 + ($1,000 × Reference Asset Return)] = [$1,000 + ($1,000 × 30%] = $1,300.00

In addition to the Payment at Maturity described above, the investor will also receive Coupon Payments during the term of the Notes, which are 0.50% per annum and equal 1.50% in total.

Therefore, your return on investment over the term of the Notes would be 31.50% (30% + 1.50%). Note that this is the maximum return because the final price is equal to the knock-out level.

Example 2:

The highest closing price was 1348.13 during the observation period and the closing price of the Reference Asset decreases from an initial price of 1078.50 to a final price of 1024.58. Because a knock-out event has not occurred and the final price of 1024.58 is less than the initial price of 1078.50, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note:

In addition to the Payment at Maturity described above, the investor will also receive Coupon Payments during the term of the Notes, which are 0.50% per annum and equal 1.50% in total.

Therefore, the return on investment over the term of the Notes would be 1.50% (0% + 1.50%).

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Example 3:

The highest closing price was 1563.83 during the observation period and the closing price of the Reference Asset increases from an initial price of 1078.50 to a final price of 1024.58. Because a knock-out event has occurred during the observation period, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note:

In addition to the Payment at Maturity described above, the investor will also receive Coupon Payments during the term of the Notes, which are 0.50% per annum and equal 1.50% in total.

Therefore, your return on investment over the term of the Notes would be 1.50% (0% + 1.50%).

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the coupon payment dates, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Commodities—Market Disruption Events Relating to Securities with a Commodity as the Reference Asset” with respect to the Reference Asset; and

•	For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Commodities—Discontinuation of Trading; Alteration of Method of Calculation”.

•

Appreciation Potential—The Notes provide the opportunity to access equity returns by multiplying a positive Reference Asset Return by the principal amount of the Notes, up to the maximum return on the Notes of 30.00% for every $1,000 principal amount Note, in addition to an annual Coupon Payment. Additionally, because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Preservation of Capital at Maturity—You will receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the Reference Asset, in addition to the annual Coupon Payments. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Coupon Payments that you receive. This comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed prior to maturity and are neither a prediction nor a guarantee of what the actual yield will be. Subject to the discussion below, you will not be required to separately include in income any additional amount for the Coupon Payments you receive on the Notes.

Subject to the discussion below, any gain you may recognize on the sale or maturity of the Notes will be taxed as ordinary interest income and any loss you may realize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss.

If the knock-out level is breached on a day that is more than 6 months before the maturity date, applicable Treasury regulations provide that holders should adjust the prior and future interest inclusions in respect of their Notes in a reasonable manner. Although not entirely clear, we think it would be reasonable for an initial holder of the Notes to make such adjustments by taking an ordinary deduction equal to the excess of previous interest income inclusions over: (a) for a cash basis holder, the amount of coupons previously received; or (b) for an accrual basis holder, the amount that would otherwise have been accrued if the coupons were treated as payments of qualified stated interest. Thereafter, (i) the Notes will not be treated as contingent payment debt obligations and any gain or loss you recognize from a subsequent sale of the Notes should generally be characterized as capital gain or loss (except to the extent attributable to accrued or unpaid interest that has not been included in income); and (ii) holders should accrue interest in respect of the Coupon Payments in accordance with their methods of accounting.

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For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Additional Risks Relating to Securities with Reference Assets That Are Commodities, an Index Containing Commodities, Shares or Other Interests in Exchange-Traded Funds Invested in Commodities or Based in Part on Commodities.”

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”

In addition to the risks described above, you should consider the following:

•

Your Return on the Notes Is Limited—If (a) a knock-out event occurs or (b)(i) the final price is less than or equal to the initial price and (ii) the closing price of the Reference Asset never exceeds the knock-out level on any scheduled trading day that is not a disrupted day during the observation period, you will receive only the principal amount of your Notes at maturity, in addition to the annual coupon payments.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest other than Coupon Payments—As a holder of the Notes, you will not receive any interest payments other than the coupon payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, Barclays Capital, an affiliate of Issuer, is a member of the London Gold Market Fixing Ltd., which determines the settlement price used for the initial price and final price of Gold. Actions by the London Gold Market Fixing Ltd. (the entity that determines the settlement price used for the initial price and final price of Gold) may have an adverse effect on the price of Gold and therefore on the market value of the Notes. No member of the London Gold Market Fixing Ltd., including Barclays Capital – an affiliate of the Issuer, will have any obligations with respect to the amounts to be paid to you on any interest payment date or on the maturity date, or to consider your interests as an owner of Notes when it takes any actions that might affect the market value of the Notes. Although Barclays Capital is a member of the London Gold Market Fixing Ltd., the Issuer has no ability to control or predict the actions of the London Gold Market Fixing Ltd. These actions could include mergers or tender offers in the case of Gold or errors in information disclosed by the London Gold Market Fixing Ltd. or any discontinuance by them of that disclosure. However, we may currently, or in the future, engage in business with the London Gold Market Fixing Ltd. and any member of the London Gold Market Fixing Ltd. Neither we, nor any of our affiliates, including Barclays Capital or any other member of the London Gold Market Fixing Ltd., assume any responsibility for the adequacy or accuracy of any publicly available information about Gold, whether the information is contained herein or otherwise. You should make your own investigation into Gold and the London Gold Market Fixing Ltd.

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•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

The Notes May Be Subject to Certain Risks Specific to Gold—Gold is a precious metal. Consequently, in addition to factors affecting commodities generally that are described in the prospectus supplement, a number of additional factors specific to precious metals, and in particular gold, might cause price volatility. These may include, among others:

•	disruptions in the supply chain, from mining to storage to smelting or refining;

•	adjustments to inventory;

•	variations in production costs, including storage, labor and energy costs;

•	costs associated with regulatory compliance, including environmental regulations;

•	changes in industrial, government and consumer demand, both in individual consuming nations and internationally;

•	precious metal leasing rates;

•	currency exchange rates;

•	level of economic growth and inflation; and

•

degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

These factors interrelate in complex ways, and the effect of one factor may offset or enhance the effect of another factor and may adversely affect the market value of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected performance of the reference asset;

•	volatility of the reference asset and of the commodities markets;

•	prevailing spot prices;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events, especially those affecting the price of gold; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Settlement Price

The official U.S. dollar cash buyer settlement price that will be used for the initial price, the closing price during the observation period and the final price of Gold will be determined by the Calculation Agent as described below:

Where the Reference Asset is Gold, the afternoon Gold fixing price per troy ounce of Gold for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market Fixing Ltd. and displayed on Reuters Screen page “GOFO” that displays prices effective on the initial valuation date or the final valuation date, as applicable. The members of The London Gold Market Fixing Limited consist of Barclays Capital, Scotia Mocatta, Deutsche Bank, Societe Generale, and HSBC Investment Banking Group. The fix is carried out twice a day, at 10.30 a.m. and 3 p.m. London local time via telephone by the 5 members and the applicable Settlement Price will be based on the 3 p.m. fix. For reference purposes only, the settlement price of Gold during the observation period and on the initial valuation date and the final valuation date may be seen on GOLDLNPM on Bloomberg and if there is any discrepancy between the prices specified therein and that determined by the Calculation Agent, the prices determined by the Calculation Agent shall prevail.

The settlement price of the Reference Asset on January 29, 2010 was US$1078.5/troy ounce.

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Historical Information

The following graphs sets forth the historical performance of the Reference Asset based on the daily settlement price from January 2, 2001 through January 29, 2010.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

We obtained the Reference Asset settlement prices above from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Reference Asset settlement prices during the observation period or on the final valuation date. We cannot give you assurance that the performance of the Reference Asset will result in any return in addition to your initial investment.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

FWP-7